EX-99.11
Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 21, 2018

Board of Trustees
Staar Investment Trust
120 E. 23rd Street, 5th Floor
New York, New York 10010

Re:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Starr Disciplined Strategies Fund (the "Acquiring Fund"), a series of Staar Investment Trust (the " Staar Trust"), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Staar Trust, in connection with the acquisition of the assets and liabilities attributable to Class A, Class C and Institutional Class Shares of the Acquiring Fund, by and in exchange solely for full and fractional Class A, Class C and Institutional Class Shares of beneficial interest, without par value (the "Shares"), of the Hatteras Alpha Hedged Strategies Fund (the "Target Fund"), a series of Trust for Advisor Solutions (the "Transaction").

We have reviewed the Staar Trust's Agreement and Declaration of Trust ("Staar Declaration of Trust") and its By-Laws ("Staar By-Laws"), resolutions adopted by the Staar Trust's Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization (the "Reorganization Plan") for the Transaction, which was approved by the Staar Trust's Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Staar Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.       The Shares of the Staar Trust will be issued in accordance with the Staar Declaration of Trust and Staar By-Laws, the Reorganization Plan and resolutions of the Staar Trust's Board of Trustees relating to the creation, authorization and issuance of the Shares and the Transaction.

2.       The Shares will be issued against payment therefor as described in the Combined Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees
Staar Investment Trust
June 21, 2018

Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP